Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-294836 on Form S-4 of our reports dated February 19, 2026 relating to the financial statements of Expro Group Holdings N.V. and the effectiveness of Expro Group Holdings N.V.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Expro Group Holdings N.V. for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 17, 2026